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May 31, 2000                                                       Exhibit 10.19


Peter Hilliard
1090 Laurie Avenue
San Jose, Ca  95125

Dear Pete,

I am delighted to offer you the position of Vice President, Human Resources with SiteSmith, Inc. You will report directly to me, Marv Tseu, President and Chief Executive Officer.

The following summarizes the details of our verbal offer:

START DATE:                         5/31/00

TITLE:                              Vice President, Human Resources

ANNUAL BASE SALARY:                 $150,000.00

SIGN-ON BONUS:                      $10,000.00
                                    Must be paid back to the company, in full, if you voluntarily terminate within 90 days.
                                    If you terminate after 91 days and before your first year of employment repayment will be pro-rated.

ANNUAL BONUS:                       Based on MBO's

STOCK OPTION GRANT:                 125,000 Shares

(Stock Option Grant is subject to the rules of the SiteSmith, Inc. Employee Stock Plan, Vesting Schedule and Approval of the Board of Directors. This plan will be sent under separate cover.)

VACATION:                           16 Personal Time Off (PTO) days per year

You will also be eligible for coverage under the SiteSmith, Inc., Medical and Dental plans and Life Insurance plan. Descriptions of these plans will be provided when you report for work.

Enclosed are our company's Confidentiality Agreement and Invention Assignment Agreement. Please be sure to read each of these Agreements and understand that you will be asked to sign each Agreement as a condition of employment.

SiteSmith, Inc., is an "at will employer" thus either you or the Company may terminate the employment relationship at any time for any reason with or without cause.

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We are pleased to extend this offer to you until May 31, 2000. To accept, please sign below and return to Anita Walson, Staffing Coordinator, Site Smith, 3283 Scott Blvd., Santa Clara, CA 95054. Please retain the duplicate for your records.

SEPARATION PACKAGE:;

In addition, if within the first year of your employment, SiteSmith hires a new CEO and your position is materially changed (i.e. reduction of position, salary, significant change in job location), this change will be construed as a constructive termination and you will be given a separation package to consist of the follow:

                           6 (six) months base salary continuation
                           6 (six) month acceleration of vesting with a minimum guarantee of 1 (one) year total vesting (including current vested amount)

In regards to the acceleration of vesting, stock options will be provided in the event of a "change of control." The acceleration will only happen if both a change of control and constructive termination has occurred. The acceleration will be for half of whatever options are not currently vested.

In addition, you will also be given the opportunity to exercise in advance your stock options with the provision that the company has the right to repurchase shares at the exercise price for shares that would be unvested in a normal 4 year vesting schedule.

Pete, we are very excited about the prospects of working with you. In fact, we believe that you will be an important contributor towards our continued success.

Sincerely,

/s/ Marv Tseu
Marv Tseu
President and Chief Executive Officer
SiteSmith, Inc.


Accepted and Agreed to by:



/S/ PETER HILLIARD                                                     5/31/2000
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Peter Hilliard                                                         Date


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Start Date (if different from above)